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AMERON INTERNATIONAL CORPORATION (Name of Registrant as Specified in Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P., BARINGTON COMPANIES INVESTORS, LLC, BARINGTON CAPITAL GROUP, L.P., LNA CAPITAL CORP. AND JAMES A. MITAROTONDA

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2011 ANNUAL MEETING OF THE STOCKHOLDERS

OF

AMERON INTERNATIONAL CORPORATION

PROXY STATEMENT

OF

THE BARINGTON GROUP

This proxy statement and the enclosed WHITE proxy card are being sent to you as one of the holders of common stock, par value $2.50 per share, of Ameron International Corporation, a Delaware corporation (“Ameron” or the “Company”), in connection with our solicitation of your proxy for use at the 2011 Annual Meeting of the Stockholders of the Company scheduled to be held at 10:00 a.m., local time, on Wednesday, March 30, 2011, at The Pasadena Hilton Hotel, 168 South Los Robles Avenue, Pasadena, California 91101 and at any adjournments or postponements thereof.

We are the Barington Group and we believe that the Company’s vast value potential is not being realized.  We also lack confidence in the commitment of the Ameron Board to protect stockholder interests.

As a fellow stockholder of the Company, we are committed to maximizing the value of the Company’s common stock and ensuring that the interests of Ameron’s stockholders are protected.  We are therefore soliciting your proxy to vote at the 2011 Annual Meeting for, among other things, the election of our highly qualified director nominee – James A. Mitarotonda – to protect the value of your and our investment in the Company.

This proxy statement and the enclosed WHITE proxy card are first being furnished to stockholders on or about March 1, 2011.

We urge you to promptly sign, date and return the enclosed WHITE proxy card in favor of the election of our nominee.

THE PROPOSALS

Proposal No. 1 -- Election of the Barington Group Nominee as a Director

We are soliciting proxies from the holders of shares of the Company’s common stock to elect one Class I director to the Ameron Board to serve for a three-year term that expires at the 2014 Annual Meeting.  Proposal No. 1 provides for the election of James A. Mitarotonda to serve as a director.  See “Information Regarding the Barington Group Nominee” for information concerning the background and experience of our director nominee.

The Board of Directors of the Company is presently comprised of seven directors.  The directors of the Company are divided into three classes:  Class I consists of two directors, Class II consists of three directors and Class III consists of two directors.  If elected, our nominee would constitute one out of the seven directors on the Company’s Board.

Stockholders have cumulative voting rights with respect to the election of directors. Cumulative voting rights entitle a stockholder to a total number of votes equal to the number of directors to be elected multiplied by the number of shares of common stock owned by the stockholder, and to distribute such votes to one or more nominees as the stockholder determines.  If a stockholder votes “FOR” our nominee, our proxies will allocate all votes in favor of the election of James A. Mitarotonda.  If a stockholder withholds authority to vote for our nominee, our proxies will not vote such person's shares in the election of directors.

The two nominees for director receiving the greatest number of votes cast at the 2011 Annual Meeting will be elected.

We recommend that you vote FOR the election of the Barington Group nominee by checking the appropriate box and signing, dating and returning the enclosed WHITE proxy card.

The Barington Group’s nominee has consented to being named herein as a nominee for director of the Company and has agreed to stand for election as a director and to serve as a director, if elected.  We have no reason to believe that our nominee will be unable to serve if elected.  However, if he is unable to serve, we expect that the members of the Company’s Board of Directors will fill the vacancy.  We would recommend that the Company’s Board of Directors fill such vacancy with an individual willing to consider and implement our proposals to maximize shareholder value.  However, there can be no assurance that the Company’s Board of Directors would follow our recommendation.

Proposal No. 2 -- Ratification of the Selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm (Company Proposal)

As Proposal No. 2 for the 2011 Annual Meeting, we anticipate that the Company will ask stockholders to consider and vote upon the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2011.  See “Auditors” for further information regarding PricewaterhouseCoopers LLP.

We recommend that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm by checking the appropriate box and signing, dating and returning the enclosed WHITE proxy card.

Proposal No. 3 – Advisory Vote on Executive Compensation

As Proposal No. 3 for the 2011 Annual Meeting, we anticipate that the Company will ask stockholders to consider and vote upon the following non-binding resolution concerning the compensation of the Company’s Named Executive Officers (“NEOs”), as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2011 Proxy Statement.  This advisory vote on executive compensation is not binding on the Company’s Board of Directors; however, we understand that the Board of Directors will take into account the result of the vote when determining future executive compensation arrangements.

We are asking stockholders to vote AGAINST the following resolution proposed by the Company:

RESOLVED, that the stockholders of Ameron International Corporation approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2011 Annual Meeting proxy statement.

We recommend that you vote AGAINST the adoption of the non-binding resolution concerning the compensation of the Company’s NEOs by checking the appropriate box and signing, dating and returning the enclosed WHITE proxy card.  See “We Believe that the Ameron Board Has Paid Unjustifiably High Executive Compensation to Mr. Marlen” beginning on page 6 of this proxy statement for support for our recommendation that you vote AGAINST such resolution.

Proposal No. 4 – Advisory Vote on Frequency of the Vote on Executive Compensation

As Proposal No. 4 for the 2011 Annual Meeting, we anticipate that the Company will ask stockholders to consider and vote upon the following non-binding resolution to select the annual frequency with which stockholders of the Company shall be entitled to have an advisory vote on executive compensation:

RESOLVED, that the stockholders of Ameron International Corporation determine, on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on the compensation of the Company’s Named Executive Officers set forth in the Company’s proxy statement is:

Choice 1 – every year;

Choice 2 – every two years;

Choice 3 –every three years; or

Choice 4 – abstain from voting.

The advisory vote as to how often the advisory vote on executive compensation should occur is not binding on the Company’s Board of Directors; however, we understand that the Board of Directors will take into account the result of the vote when determining the frequency of future votes on executive compensation.

We recommend that you vote FOR the ANNUAL frequency (i.e., Choice 1 – every year) with which stockholders shall have an advisory vote on executive compensation by checking the appropriate box and signing, dating and returning the enclosed WHITE proxy card.

THIS SOLICITATION IS BEING MADE BY THE BARINGTON GROUP AND IS NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE COMPANY.  THE BARINGTON GROUP IS NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE 2011 ANNUAL MEETING.  SHOULD OTHER MATTERS BE BROUGHT BEFORE THE 2011 ANNUAL MEETING WHICH THE BARINGTON GROUP IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED WHITE PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

Important Notice Regarding the Availability of Proxy Materials

The attached proxy statement and WHITE proxy card are available at

www.ourmaterials.com/ameron

IMPORTANT

Please review this document and the enclosed materials carefully.  YOUR VOTE IS VERY IMPORTANT, no matter how many or how few shares you own.

Our nominee is committed to maximizing shareholder value and representing stockholder interests on the Board of Directors of Ameron International Corporation.   We urge you to sign, date and return the enclosed WHITE proxy card today to vote FOR the election of our nominee.  We also urge you to vote FOR ratification of the Company’s independent registered public accounting firm, AGAINST the advisory vote on executive compensation, and FOR a 1 YEAR frequency on the advisory vote regarding the frequency of the vote stockholders shall have on executive compensation.

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If your shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card to MacKenzie Partners, Inc. in the postage-paid envelope provided today.

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If you have previously signed and returned a GOLD proxy card to the Company, you have every right to change your vote. Only your latest dated card will count. You may revoke any GOLD proxy card already sent to the Company by signing, dating and mailing the enclosed WHITE proxy card in the postage-paid envelope provided. Any proxy may be revoked at any time prior to the 2011 Annual Meeting by delivering a written notice of revocation or a later dated proxy for the 2011 Annual Meeting to MacKenzie Partners, Inc. or the Corporate Secretary of Ameron, or by voting in person at the 2011 Annual Meeting.

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If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a WHITE proxy card with respect to your shares and only after receiving your specific instructions.  Accordingly, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a WHITE proxy card to be issued representing your shares.

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After signing the enclosed WHITE proxy card, DO NOT sign or return the GOLD proxy card unless you intend to change your vote, because only your latest dated proxy card will be counted.

If you have any questions about giving your proxy or require assistance, please call:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York  10016
Call Toll-Free:  (800) 322-2885
Call Collect:  (212) 929-5500

Email:  proxy@mackenziepartners.com

REASONS FOR OUR SOLICITATION

We are the Barington Group and, as significant stockholders of Ameron, we strongly believe that the Company’s vast value potential is not being realized.  We also lack confidence in the commitment of the Ameron Board to protect stockholder interests.  We are therefore soliciting your proxy to vote at the 2011 Annual Meeting for the election of our director nominee who is committed to improving shareholder value and protecting the interests of all stockholders of the Company.  We believe that it is important for stockholders to finally have a choice with respect to who represents their interests in the Ameron boardroom.

IN OUR OPINION, THE COMPANY’S CEO HAS FAILED TO TAKE FULL ADVANTAGE OF OPPORTUNITIES FOR LONG-TERM VALUE CREATION AT AMERON

We are convinced that the Company has a vast value potential that is not being realized. It is our belief that James S. Marlen, the Company’s Chairman, President and Chief Executive Officer, has undermanaged Ameron for years – failing to take full advantage of the tremendous opportunities for long-term value creation available for the Company.  As illustrated in the table below, Ameron’s stock price has underperformed its peer group and the market as a whole over the past one, two and three-year periods:1

Relative Share Price Performance

	One Year	2 Years	3 Years
	(2/15/10 - 2/15/11)	(2/15/09 - 2/15/11)	(2/15/08 - 2/15/11)
Ameron International	+8.21%	+46.99%	-24.80%
Peer Group[2]	+35.71%	+117.44%	+25.95%
NYSE Composite Index	+19.54%	+69.74%	-6.54%
Russell 2000 Index	+32.08%	+91.19%	+16.89%
S&P SmallCap 600 Index	+31.54%	+92.21%	+17.00%

While the Ameron Board has been quick to point out that the Company’s stock has increased in value over the 16½ year tenure of Mr. Marlen, we believe that is more of a testament to the Company’s valuable joint ventures and its asset-rich balance sheet than the management skills of Mr. Marlen.  When Mr. Marlen took office in June 1993, Ameron was already party to TAMCO and the Company’s other joint ventures, which, on average, have contributed 29.5% of Ameron’s annual net income between 2004 and 2009.  Mr. Marlen has therefore been a beneficiary of profitable joint venture arrangements that were already in place, which he has failed to materially expand or supplement with new joint ventures during his tenure.  Similarly, Mr. Marlen has benefited from the wide variety of valuable properties and other assets the Company owned when he became CEO.  Over Mr. Marlen’s tenure, he has sold a number of these assets, which have helped enhance the reported financial results of the Company.

Based upon the performance of the businesses which Mr. Marlen has been responsible for managing, we believe that his record as a CEO leaves much to be desired.  For example, when Mr. Marlen joined Ameron, the Company’s largest division in terms of sales was its Protective Coatings Systems Group (later renamed the Performance Coatings and Finishes Group).  According to the Company’s public filings, from 1994 to 2005, the coatings group’s earnings before interest and taxes (EBIT) declined from $13.3 million to $11.4 million, while its margins fell from 9.9% to 2.7%.  Earnings fell over this period despite the fact that the Company acquired the worldwide Devoe marine coatings business of Imperial Chemical Industries PLC in 1996 (which, according to the Company, generated sales of approximately $50 million in 1995) and the worldwide industrial coatings business of Croda International Plc for $45 million in 1998 (which, according to the Company, had sales of $83 million and EBIT of $6.0 million in 1997) and spent in excess of $56 million in additional capital expenditures.  After more than a decade of decreasing earnings and profitability, Mr. Marlen ultimately sold the Performance Coatings and Finishes business in 2006 for $115 million.

Furthermore, with the exception of the Company’s Fiberglass-Composite Pipe Group, the Company’s other business segments that Mr. Marlen is responsible for managing have also performed poorly during his tenure.  According to the Company’s public filings, from 1994 to 2010, the Water Transmission Group’s EBIT has decreased from $3.2 million to -$1.1 million, while margins have fallen from 3.2% to -0.76%.  Similarly, the Infrastructure Products Group’s EBIT has decreased from $16.7 million to $10.3 million over the same time period, while its margins have fallen from 14.4% to 8.5%.

1   This table and the table on page 13 indicate the share price performance of Ameron versus the peer group and several indices over the time periods indicated (assuming the reinvestment of dividends).  Performance data obtained from Capital IQ.

2   According to the Company’s Form 10-K for the fiscal year ended November 30, 2010, the peer group utilized by the Company for performance comparisons currently consists of Dresser-Rand Group, Inc., Gibraltar Industries, Inc., Insituform Technologies, Inc., Lufkin Industries Inc., Martin Marietta Materials, Inc., National Oilwell Varco, Inc., Northwest Pipe Company, Texas Industries Inc., Trinity Industries, Inc., Valmont Industries, Inc. and Vulcan Materials Company.

We lack confidence in Mr. Marlen’s management abilities and believe that after 16½ years, it is time for the Board to appoint a new chief executive.  Given Ameron’s long list of positive attributes – including a healthy, asset-rich balance sheet, valuable joint ventures, attractive end markets and leading market positions for its businesses – we believe that the Company’s common stock is significantly undervalued and are convinced it could be worth significantly more if Ameron was better managed.

WE BELIEVE THAT THE BOARD OF DIRECTORS OF AMERON HAS FAILED
TO ADEQUATELY PROTECT STOCKHOLDER INTERESTS

We believe that the Board of Directors of Ameron has failed to effectively align management and stockholder interests and adequately protect stockholder concerns.  Based on our assessment of the Board’s record in the area of CEO compensation, corporate governance and protecting against related party transactions, it appears to us that Ameron’s directors have been more concerned with the interests of Mr. Marlen than the interests of stockholders.

We Believe that the Ameron Board has Paid Unjustifiably High
Executive Compensation to Mr. Marlen

The Ameron Board has a history of paying what we believe to be unjustifiably high executive compensation to Mr. Marlen.  From 2004 through 2009, the Ameron Board has paid Mr. Marlen over $45.3 million in total compensation.3  According to the Company’s 2010 Proxy Statement, the Board’s Compensation Committee has been utilizing a group of 11 publicly-traded companies for comparability purposes when establishing executive compensation.4  However, over the same time period, the average cumulative compensation paid to the CEOs of this peer group was only $28.3 million.  The Ameron Board has therefore paid Mr. Marlen approximately $17 million (or approximately 60%) more in total compensation than was paid on average to the CEOs in the peer group that the Compensation Committee utilized to establish Mr. Marlen’s compensation.

Of additional concern is the fact that Ameron is so much smaller by virtually every metric (including revenue, EBIT, market capitalization and enterprise value) than the companies in the “peer group” utilized by the Compensation Committee.  For example, the average revenue of the peer group is approximately $2.3 billion, according to publicly reported numbers for their respective last twelve month (LTM) periods.  Ameron’s revenue, however, is only $503.3 million for its last reported LTM period, which is less than all but one of the 11 companies in the peer group and approximately 20.4% of the peer group’s average LTM revenue.  Similarly, as of the close of business on December 31, 2010, the average enterprise value of the peer group was approximately $5.18 billion.  Ameron’s enterprise value on such date, however, was only $565 million, which is also smaller than all but one of the 11 companies in the peer group and approximately 11% of the peer group’s average enterprise value.  As a result, the Board has not only been using a group of companies much larger than Ameron to establish its compensation benchmarks, but it has also been compensating Mr. Marlen in absolute terms significantly more than the average cumulative compensation paid to the CEOs in this group of much larger companies.

The three largest corporate governance and proxy advisory firms which monitor Ameron have raised concerns with respect to the Board’s compensation practices.  RiskMetrics Group stated in its March 15, 2010 proxy report that there is a “pay-for-performance disconnect at the company” and has highlighted concerns with respect to the Company’s benchmarking practices in its proxy reports for Ameron in each of the past three years.  Similarly, Glass Lewis & Co. has given Ameron a “D” grade in the area of pay-for-performance in its 2009 and 2010 proxy reports and The Corporate Library has given the Company a “Very High Concern” rating with respect to its compensation practices in its October 2010 profile of the Company, noting that “without proper peer groups, established medians for benchmarking purposes become automatically inflated.”  David Davenport, who has been nominated by the Board for reelection at the 2011 Annual Meeting, serves on the Board’s Compensation Committee and, in our opinion, must take responsibility for the Company’s track record in the area of CEO compensation.

Following criticism of Ameron’s executive compensation program by the Barington Group and the corporate governance and proxy advisory firms mentioned above, the Company’s Compensation Committee has now established a new peer group of companies for the fiscal year ending November 30, 2011.  The new peer group is composed of companies with revenues closer to that of the Company, with none having revenues more than two times greater than the revenues of Ameron.  Unfortunately, the new peer group was not used by the Compensation Committee for purposes of establishing Mr. Marlen’s 2010 compensation.  According to the Company’s 2011 Proxy Statement, the Company anticipates that it will use the new peer group to establish the compensation package for Mr. Marlen’s successor.

3   2010 compensation data excluded as it is not available for all members of the peer group.

4   According to the Company’s 2010 Proxy Statement, the companies selected by the Compensation Committee for purposes of setting executive compensation consist of Dresser-Rand Group, Inc., Gibraltar Industries, Inc., Lufkin Industries Inc., Martin Marietta Materials, Inc., National Oilwell Varco, Inc., Northwest Pipe Company, Schnitzer Steel Industries, Inc., Texas Industries Inc., Trinity Industries, Inc., Valmont Industries, Inc. and Vulcan Materials Company.  Compensation statistics for the peer group are based upon the latest publicly available information.

We also note that the Company did not have a minimum stock ownership and retention policy for its directors or executive officers until after the Barington Group publicly called for such a policy to be implemented in a March 2010 letter to Mr. Marlen (see “Background of Proxy Solicitation” for a copy of the March 2010 letter).  Unfortunately, the policy the Board implemented in June 2010 provides Mr. Marlen with five years to satisfy the Company’s new minimum stock ownership requirements.  It is unclear to us what stockholder interests are advanced by the Board by giving Mr. Marlen so long to comply with this new policy.  Since Mr. Marlen became CEO in 1993, he has been awarded over $30 million in equity stock grants and awards.  As a result of frequent stock sales, however, the Company’s 2010 Proxy Statement disclosed that Mr. Marlen beneficially owned only 14,213 shares of common stock as of February 10, 2010, which was less than two months before we raised this issue publicly.5  We find Mr. Marlen’s low level of stock ownership prior to the implementation of the minimum stock ownership and retention policy to be unacceptable and indicative of a lack of commitment to the enterprise he runs on behalf of stockholders.  We also question why the Board has given Mr. Marlen so much leeway when it establishes new policies that are supposedly intended to address governance issues at the CEO level.

We Believe that the Company’s Corporate Governance Practices
Demonstrate a Disregard for the Interests of Stockholders

The Company has erected over time a fortress of anti-takeover defenses which facilitate the entrenchment of the Board of Directors and, in our opinion, demonstrate a disregard for the interests of stockholders.  These defenses include a staggered board of directors, the absence of a majority voting Bylaw provision, restrictions on the ability of stockholders to call a special meeting or act by written consent, the ability of the Board to amend the Company’s Bylaws or increase the size of the Board without stockholder approval, a stringent advance-notice Bylaw provision for stockholder nominations and proposals and an 80% supermajority voting requirement for stockholders to amend the Bylaws or approve certain types of business combinations.

In addition, the Ameron Board lacks an independent Chairman.  As a result, the Board of Directors – which, among other things, is responsible for selecting and replacing the CEO, setting executive pay, monitoring and evaluating the CEO’s performance and representing shareholder interests – is being led by the same person that the Board is responsible for overseeing.

Following our call for the separation of the Chairman and CEO roles in our March 2010 letter and strong stockholder support for a stockholder-proposed Bylaw amendment that would have required the Chairman of the Board to be an independent director, in August 2010 the Company announced that the Ameron Board had amended the Company’s Bylaws to provide for the separation of the offices of CEO and Chairman and for the Chairman of the Board to be independent in accordance with the rules of the New York Stock Exchange.  Unfortunately, the Bylaw amendment approved by the Board will not take effect until after the expiration of Mr. Marlen’s employment agreement with the Company in March 2012, therefore providing no substantive benefit to stockholders in the near term.  In our opinion, it will be difficult for stockholders to rest assured that their concerns (and not just the concerns of the CEO) are being addressed in the Ameron boardroom until an independent director is finally appointed.

We Believe that the Ameron Board has Failed to Protect Stockholders
From Related Party Transactions

We believe that the absence of a strong, independent leader of the Board has left stockholder interests at Ameron vulnerable – not only to what we believe have been egregious executive compensation practices and stockholder-adverse corporate governance provisions, but also to related party transactions involving the CEO and his family members.  We learned in November 2010 that all three of Mr. Marlen’s sons have been employed by the Company or one of its joint venture partners in senior positions.  This is extremely disturbing to us in light of the fact that the employment of two of the sons had not been previously disclosed to the stockholders of Ameron, while the employment of the other son was not disclosed until after he had been working for the Company for approximately seven years.  In a March 16, 2005 article by David Enrich published in The Wall Street Journal entitled “More Firms Disclose Family Ties After Disney’s SEC Settlement,” Ameron acknowledged that it may not have timely disclosed that John Marlen, the son of Chairman, President and CEO James S. Marlen, was employed by the Company’s water transmission group as Group Safety Manager.  While John Marlen’s employment was eventually disclosed to stockholders in the Company’s public filings, there was no public disclosure that Mr. Marlen’s son James R. Marlen has been employed by the Company’s Fiberglass-Composite Pipe Group as a Senior Marketing Manager since 2009 or that his son Andrew Marlen was employed as a Senior Vice President – Sales and Marketing of TAMCO from September 2007 until October 2010 until after the Barington Group raised this issue in a January 5, 2011 letter to the independent directors of Ameron.

If elected, it is the intention of the Barington nominee to work to appoint an independent chairman, improve the corporate governance of Ameron and implement measures to improve transparency and more effectively align management and stockholder interests, including in the area of executive compensation.  While there can be no guarantee that the election of our nominee will in fact lead to the implementation of more stockholder-focused measures, ask yourself: Are you comfortable trusting the Company’s incumbent directors to protect stockholder interests in light of their track record so far?

5   See, Annex B, “Ownership of Common Stock” for the security ownership of Mr. Marlen and the other directors and named executive officers of Ameron as of February 2, 2011.

PROPOSED PLAN FOR AMERON INTERNATIONAL CORPORATION

ELECT A STOCKHOLDER-FOCUSED DIRECTOR WITH SUBSTANTIAL EXPERIENCE IMPROVING SHAREHOLDER VALUE

We propose to nominate James Mitarotonda for election as a Class I director of the Company.

James A. Mitarotonda – Mr. Mitarotonda, 56, is the Chairman, President and Chief Executive Officer of Barington Capital Group, L.P.  Barington and its principals have substantial experience helping improve shareholder value and corporate governance as long-term investors in undervalued publicly-traded companies.  Mr. Mitarotonda currently serves as a director of Griffon Corporation, A. Schulman, Inc., The Pep Boys – Manny, Moe & Jack and Gerber Scientific, Inc.

Please see “Information Regarding the Barington Group Nominee” for further information concerning the background and experience of our director nominee.

We believe that Mr. Mitarotonda has the boardroom experience, business and leadership skills and stockholder perspective that is needed to help Ameron realize its value potential and ensure that stockholder interests are represented in the boardroom.  It is the intention of our nominee to work constructively with the other members of the Company’s Board to help maximize shareholder value for the benefit of all stockholders of Ameron.

WE BELIEVE THAT THE AMERON BOARD SHOULD TAKE PROMPT ACTION TO
IMPROVE THE STRATEGIC FOCUS, PROFITABILITY AND CORPORATE GOVERNANCE OF THE COMPANY

We believe that the Ameron Board should be taking prompt action in a number of areas to improve the Company’s strategy, profitability and corporate governance.  If elected, our nominee for directorship is committed, subject to his fiduciary duties, to work constructively with the Ameron Board to:

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Strategically Focus on the Company’s Core Fiberglass-Composite Business and Conduct a Detailed Assessment of the Company’s Other Businesses

It is our belief that Ameron should aggressively pursue opportunities to grow its most profitable division: the Fiberglass-Composite Pipe Group.  We believe that the Company should explore all avenues to expand this division, including through acquisitions, organic growth (through product line extensions and entry into new market segments) and strategic joint ventures.  In the case of strategic joint ventures, it is our belief that Ameron’s name, reputation and experience in infrastructure projects make the Company an attractive joint venture partner, particularly on the international front.  If properly executed, we believe that joint ventures can permit the Company to expand its geographic reach and enhance its earnings with minimal outlay.

With respect to the Water Transmission Group and the Infrastructure Products Group, the Company’s other divisions which have faced decreasing earnings and profitability for an extended period of time, we recommend that the Company conduct a detailed assessment to determine the long-term viability and return on capital potential for each of the businesses in these groups.  This assessment should include, among other things, an analysis of the strengths, weaknesses, competitive landscape and near and long-term growth opportunities across critical customer segments for each business, as well as implications for further value creation through operational improvements, additional capital expenditure or restructuring.  Once this assessment is completed, we believe that the Board should formulate a detailed strategic plan with management for the Water Transmission Group and the Infrastructure Products Group, and then ensure that this plan is executed in a timely manner.

It is our belief that the Ameron Board has had difficulty at times ensuring timely decision-making and execution during Mr. Marlen’s tenure.  For example, in accordance with our recommendation, the Company sold its 50% interest in TAMCO, a steel mini mill located in California, for $82.5 million.   While we supported this transaction, which we believe was well received by the marketplace, it is our belief that the Board waited too long to sell the Company’s interest, and may have attracted a significantly higher price if it consummated the sale several years earlier.  As was noted in a September 15, 2010 article entitled “Gerdau Ameristeel Set to Buy TAMCO” in American Metal Market, TAMCO might have attracted a price of $400 million if sold in mid-2008, at a time when, according to the article, “even some people inside TAMCO were urging Ameron to sell the mini-mill.”

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Contain Costs

We believe that Ameron should be more aggressively managing selling, general and administrative (SG&A) expenses in this difficult economic environment.  According to publicly reported numbers for the last twelve month period, SG&A expenses relative to revenue at Ameron were approximately 20% versus approximately 11% for Ameron’s peer group, while corporate expenses relative to revenue at Ameron were approximately 8% versus approximately 2% for the peer group.  In addition to advocating that the Company’s operating units do more to contain costs, if elected, the Barington nominee will seek to cause management to employ strict return on capital guidelines on future expenditures to help ensure effective expense and capital controls.

In the area of executive compensation, we believe that the Company also needs to reduce expenses.  As noted above, from 2004 through 2009, the Board has paid Mr. Marlen over $45.3 million in total compensation, which is approximately 12.2% of the Company’s cumulative EBIT over this time period, an astonishingly high percentage of the Company’s earnings in our opinion.  In contrast, the average cumulative compensation paid to the CEOs of the peer group utilized by the Board for compensation purposes was approximately $28.3 million over the same time period, which is approximately 1.6% of the average cumulative EBIT of the peer group (and, in our opinion, a much more reasonable percentage of earnings to be paid to a chief executive).  If elected, the Barington nominee will work to establish new executive compensation guidelines that better align pay with performance and reduce Ameron’s overall compensation levels to that of similarly sized peer companies.

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Hire a New Chief Executive Officer

We believe that the Company should promptly hire a new CEO – someone with exceptional integrity and proven managerial experience, who possesses the leadership and executive skills to energize Ameron’s employees and grow its core businesses. Despite the fact that the Company announced on March 22, 2010 that the Board intends to begin a search for a new CEO in “early 2011,” we lack confidence in the Board’s commitment to promptly replace Mr. Marlen.  Since the Company’s March 2010 announcement, the Board has not provided stockholders with an update on the status of the search process, and we believe that the Board will have failed to identify a successor to Mr. Marlen by the date of the 2011 Annual Meeting.  As a director of Ameron, the Barington nominee will work to ensure that a new, highly qualified CEO is promptly identified and that stockholder concerns, including with respect to the structuring of CEO compensation, are addressed in the hiring process.

•

Appoint an Independent Chairman

The Company announced in a March 22, 2010 press release that once a new CEO is hired, Mr. Marlen will remain on the Board as Executive Chairman through March 2012.  It is our belief that retaining Mr. Marlen on the Board as Executive Chairman could undermine the new CEO’s ability to lead the Company and pursue his own strategic direction, as well as create confusion within the Company as to who is ultimately in charge.6

If our nominee is elected, once a new CEO is hired, the Barington nominee will recommend that Mr. Marlen resign from the Board and that an independent Chairman be appointed.  It is our belief that the Company and its stockholders would be best served if instead of continuing as a director of Ameron, Mr. Marlen became a consultant for the remaining term of his current employment agreement and therefore was available to provide advice to the new CEO on an as-needed basis in a manner that would not risk undermining his successor’s leadership.

•

Improve Corporate Governance

We believe that the Company has an extremely poor governance profile, which facilitates the entrenchment of the Board and demonstrates a disregard for stockholder interests.  If elected, the Barington nominee would aggressively work to improve the corporate governance of the Company to make Ameron more responsive to stockholder wishes by, among other things, seeking to remove the Company’s staggered board of directors, implement a majority-voting Bylaw for the election of directors, and remove the 80% supermajority voting requirements for stockholders to amend the Bylaws or approve certain types of business combinations.

6   See, for example, The Conference Board’s September 2010 report entitled “Retaining Former CEOs on the Board,” which noted that “[i]t is unlikely that appointing the former CEO as chairman will ensure the level of independence that yields corporate governance benefits; to the contrary, the situation may result in an ambiguous chain of command.”  The report also stated that “[t]he continued involvement of the retired CEO also poses the concrete risk of undermining the new leadership since the new CEO could be constrained by an overzealous predecessor.”

•

Improve Corporate Communications and Transparency

Finally, it is our belief that the Company’s communication with the investment community has been inadequate and that transparency needs to be improved at Ameron.  We note, for example, that Ameron does not conduct quarterly or annual earnings conference calls, which we believe is a standard practice for most exchange listed companies.  The Company’s management team also rarely (if ever) participates in investor conferences or road shows.  If elected to the Board, the Barington nominee would strongly recommend that that the Company address these concerns by beginning to hold investor conference calls and taking other steps to augment its communication with the investment community.  We would also recommend that Ameron publicly disclose its strategic plan and be more forthcoming with respect to matters of interest or concern to stockholders.

If elected, the Barington nominee will only constitute one of the seven members of the Ameron Board.  As a result, our nominee will not be in a position to cause the Company’s Board to take the foregoing actions. However, we believe that the election of our nominee will send a clear message to the remaining incumbent directors that these actions are necessary and desired by the stockholders of the Company.

THE BARINGTON GROUP IS COMMITTED TO

IMPROVING SHAREHOLDER VALUE FOR ALL AMERON STOCKHOLDERS

As stockholders that beneficially own over 1.3% of the outstanding shares of common stock of the Company, our interests are clearly aligned with yours.  We want to improve shareholder value for all Ameron stockholders – the owners of the Company.

While members of the Barington Group, along with a co-investor, collectively owned over 3.8% of the outstanding common stock of the Company as of December 31, 2010, the Barington Group and our co-investor decided to no longer work together as a group in January 2011.  While we are no longer working together, we anticipate that they will support our director nominee at the 2011 Annual Meeting.

As beneficial owners of over 124,000 shares of common stock of the Company, the Barington Group beneficially owns significantly more shares than the combined ownership of Mr. Marlen and Mr. Davenport – Ameron’s incumbent directors seeking re-election at the 2011 Annual Meeting.  According to the Company’s 2011 Proxy Statement, Mr. Marlen and Mr. Davenport together beneficially owned only 35,034 shares of the Company’s common stock as of February 2, 2011.  Based on a review of public filings, it appears that all of their shares were obtained via stock options or restricted shares awarded under the Company’s stock option and equity compensation plans, with not one share having been purchased in the open market at market prices.

Our nominee, James A. Mitarotonda, is the Chairman and CEO of Barington Capital Group, L.P., an investment firm which has a ten-year track-record of helping improve shareholder value at the companies it invests in.  As long-term investors, Barington has been taking an active role in assisting undervalued publicly-traded companies such as A. Schulman, Inc., Lancaster Colony Corporation, Stewart & Stevenson Services, Inc., The Warnaco Group, Inc. and Dillard’s, Inc. improve their strategic focus, profitability and corporate governance since January 2000.7   It is our strong belief that we can do the same at Ameron.  We are therefore soliciting your proxy to elect our highly qualified nominee who is committed to helping improve shareholder value and protect stockholder interests at Ameron.

We believe that it is important for stockholders to finally have a choice with respect to who represents their interests in the Ameron boardroom.  Please sign, date and return the enclosed WHITE proxy card in favor of the election of our nominee described in this proxy statement.  Please also vote FOR ratification of the Company’s independent registered public accounting firm, AGAINST the advisory vote on executive compensation, and FOR a 1 YEAR frequency on the advisory vote regarding the frequency of the vote stockholders shall have on executive compensation.

7   See, e.g., Elisabeth Butler, Warnaco Rallies, New York Business.com (June 17, 2007); Michael Rudnick, The Operator, The Deal Magazine (April 30, 2010); Alistar Barr, Operational Activists’ Work Pays Off, MarketWatch (Dec. 2, 2010); and Evan Clark, Dillard’s, Penney’s See Profit Spikes, Women’s Wear Daily (Nov. 15, 2010).

INFORMATION REGARDING
THE BARINGTON GROUP NOMINEE

Set forth below is the name, age, business address, present principal occupation, employment history and directorships of the Barington Group nominee for at least the past five years.

Name, Age and Business Address	Present Principal Occupation, Five Year Employment History and Directorships

James A. Mitarotonda, 56 c/o Barington Capital Group, L.P. 888 Seventh Avenue, 17th Floor New York, NY 10019

Mr. Mitarotonda is Chairman of the Board, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm that he co-founded in November 1991.  He has served in each of these capacities since 1991.  Mr. Mitarotonda is also Chairman of the Board, President and Chief Executive Officer of Barington Companies Investors, LLC, the general partner of Barington Companies Equity Partners, L.P., a small and mid-capitalization value fund.

Mr. Mitarotonda has served as a director of A. Schulman, Inc. (NASDAQ: SHLM), an international supplier of plastic compounds and resins, since October 2005, a director of Griffon Corporation (NYSE: GFF), a diversified manufacturing company, since November 2007 and a director of Gerber Scientific, Inc. (NYSE: GRB), an international supplier of automated manufacturing systems, since June 2010. He has also served as a director of The Pep Boys – Manny, Moe & Jack (NYSE: PBY), an automotive aftermarket service and retail chain, since August 2006 and as the Chairman of the Board from July 2008 until June 2009. During the past five years, Mr. Mitarotonda has also served as a director of Sielox, Inc. and its predecessor companies Dynabazaar, Inc. and L Q Corporation, Inc. (OTCBB: SLXN), a marketer of products for the security industry including surveillance cameras, digital video recorders and access control systems.

Mr. Mitarotonda served as the President and Chief Executive Officer of Dynabazaar, Inc. (now known as Sielox, Inc.) (OTCBB: SLXN) from January 2004 until December 2004 and from May 2006 until April 2007. He has also served as Co-Chief Executive Officer and Co-Chairman of L Q Corporation, Inc. (formerly OTCBB: LQCI) from April 2003 until May 2004 and as the company’s sole Chief Executive Officer from May 2004 until October 2004. In addition, Mr. Mitarotonda served as the President and Chief Executive Officer of MM Companies, Inc. (now known as George Foreman Enterprises Inc.) (OTCBB: GFME) from January 2001 until May 2004. Mr. Mitarotonda received a B.A. in economics from Queens College and an M.B.A. from New York University’s Graduate School of Business Administration (now known as the Stern School of Business).  He has also participated in director continuing education programs, including through New York University’s Directors’ Institute in May 2007 and the Outstanding Directors Exchange in October 2010.

The foregoing information has been furnished to the Barington Group by the Barington Group nominee, who is at least 18 years of age and has consented to serve as a director of the Company if elected.  None of the entities referenced above is a parent or subsidiary of the Company.

We believe that our nominee has the boardroom experience, business and leadership skills and stockholder perspective that is needed to help Ameron realize its value potential and ensure that stockholder interests are represented in the boardroom.  Among other things, we believe that Mr. Mitarotonda’s financial and corporate governance expertise, experiences as a chief executive officer, public-company director experience and experience representing stockholder interests on public-company boards qualify him to serve as a director of the Company.  It is the intention of our nominee to use his knowledge and experience to work constructively with the other members of the Company’s Board to help maximize shareholder value for the benefit of all stockholders of Ameron.

BACKGROUND OF PROXY SOLICITATION

Members of the Barington Group began purchasing shares of Ameron common stock in 2009 because we believed that the shares of the Company were substantially undervalued.

During the week of January 18, 2010, James A. Mitarotonda, the Chairman and CEO of Barington Capital Group, L.P. (together with its affiliates, hereinafter referred to as “Barington”), called James S. Marlen, the Chairman, President and CEO of Ameron, to let him know that Barington was a stockholder of Ameron and was interested in discussing with him measures that Barington believes will help improve shareholder value at the Company.  Mr. Mitarotonda also informed him that Barington would be submitting a letter to nominate two directors to the Ameron Board at the Company’s 2010 Annual Meeting of Stockholders (which Barington later did on January 22, 2010), but was doing so only to reserve Barington’s rights in accordance with the Company’s advance-notice Bylaw provisions and not because Barington had a desire to bring a proxy contest at the Company’s 2010 Annual Meeting.  Mr. Mitarotonda offered to fly to Pasadena California to speak to Mr. Marlen in person, and suggested that they meet as soon as possible.  Mr. Marlen agreed to meet with Mr. Mitarotonda, but informed him that he would be traveling and was not available to meet until February.

On February 9, 2010, Mr. Mitarotonda met with Mr. Marlen in Pasadena and discussed some of Barington’s suggestions to improve shareholder value at Ameron.  During the meeting, Mr. Marlen told him that the Company had received Barington’s nomination letter and if Barington brought a proxy contest, the Ameron Board would fight him “to the death.”  Mr. Mitarotonda was surprised by Mr. Marlen’s statement, given that Mr. Marlen had served with Mr. Mitarotonda as a director of A. Schulman, Inc. (NYSE: SHLM), a plastics compounder headquartered in Akron, Ohio, and had complemented Mr. Mitarotonda on his contributions to the Schulman Board and had seen first-hand the improvements to Schulman’s operations and profitability that occurred as a result of the adoption of various operational, strategic and corporate governance recommendations made by Barington.  Upon reflection, however, Mr. Mitarotonda realized that Mr. Marlen is most likely aware of the fact that a majority of the improvements made at Schulman followed after the retirement of Terry Haines – Schulman’s former Chairman of the Board, President and Chief Executive Officer – who has been a director of Ameron since 1997.8  Mr. Mitarotonda told Mr. Marlen that he hoped a proxy contest would not be necessary and asked if the Ameron Board would consider adding him and Joseph R. Wright, Jr. to the Ameron Board.  Mr. Marlen told him that he would relay Mr. Mitarotonda’s request to the Board.

On Wednesday, February 10, 2010, Mr. Marlen informed Mr. Mitarotonda that he had spoken with the Board and that the Director Search Committee was willing to interview him and Mr. Wright.  Those interviews took place on Friday, February 12, 2010.  Following the interviews, Mr. Mitarotonda and Mr. Wright were each sent questionnaires at approximately 8:00 p.m. (EST) Friday evening, with instructions that they needed to be completed in a day and a half (over the Presidents’ Day weekend) and returned for review by the Director Search Committee by no later than noon on Sunday, February 14, 2010.  Each of Mr. Mitarotonda and Mr. Wright completed the questionnaires in a timely fashion.

On Tuesday, February 16, 2010, Mr. Marlen sent an email to Mr. Mitarotonda informing him that the Board of Directors had decided to nominate Michael Hagan and Barry Williams to stand for election at the 2010 Annual Meeting and, on Wednesday, February 17, 2010, Ameron filed its preliminary proxy statement with the SEC.  In the preliminary proxy statement, Ameron stated that Barington has provided notice that it intends to nominate two nominees in opposition to the Board's recommended director nominees and that “we do not believe that the election of Barington's nominees to the Board of Directors is in the best interests of our stockholders.”

Members of the Barington Group were extremely disappointed by the decision of the Ameron Board to so quickly file a confrontational preliminary proxy statement after rejecting their suggested nominees to the Board.  Nevertheless, on Thursday, February 18, 2010, Mr. Mitarotonda sent a conciliatory email to Mr. Marlen which stated:

“I’m disappointed that you have decided not to offer either me or Joseph Wright a position on the Board of Directors of the Company.  As you have seen firsthand, Barington can be extremely value-added to the companies in which we invest, and we are convinced that Ameron would benefit significantly from our input and involvement.

As I value our relationship and appreciate the time you have taken to speak with us and your responsiveness, I have decided to retract our nomination letter.  We remain fully committed, however, to our investment in Ameron.  I look forward to continuing to maintain a dialog with you and hope that you will be open to our recommendations to improve shareholder value at the Company.”

8   Mr. Haines retirement from Schulman, after serving as CEO for over 16 years, was negotiated as part of a settlement agreement Schulman entered into with a group of investors led by Barington in November 2007.  See the Form 8-K filed by A. Schulman, Inc. on November 21, 2007 for a copy of the settlement agreement.

On March 22, 2010, the Company announced that it had entered into a new two-year employment agreement with Mr. Marlen, whose existing employment agreement was set to expire on March 31, 2010.  The Company stated that under terms of the new agreement, Mr. Marlen would remain in his current role of President, Chairman and Chief Executive Officer until a successor is named.  The Company also noted that it plans to initiate a search for a new CEO in “early 2011” and, to ensure a smooth transition, Mr. Marlen would continue to serve as Ameron’s Executive Chairman when a new Chief Executive Officer is named through the end of the term of Mr. Marlen’s new employment agreement which expires in March 2012.

On March 29, 2010, Barington sent the following letter to Mr. Marlen (the “March 2010 Letter”).9  In the letter, Barington states that it believes the Company’s common stock is significantly undervalued given Ameron’s long list of positive attributes and presents a variety of measures which it believes will help the Company unlock its value potential.

Dear Jim:

Barington Capital Group, L.P. represents a group of investors that currently owns approximately 3.7% of the outstanding common stock of Ameron International Corporation (“Ameron” or the “Company”).

We are convinced that the Company has a vast value potential that is not being realized.  While Ameron may have outperformed its Peer Group and the market as a whole over the past five and ten-year periods, the Company has underperformed these benchmarks over the past 6, 12, 18, 24 and 30-month periods as illustrated in the table below, and its stock is down over 50% from its all time high of $135.02 per share, closing Friday at $64.38 per share.

	6 Months	12 Months	18 Months	24 Months	30 Months
	(9/26/09 - 3/26/10)	(3/26/09 - 3/26/10)	(9/26/08 - 3/26/10)	(3/26/08 - 3/26/10)	(9/26/07 - 3/26/10)
Ameron International	-9%	+28%	-15%	-29%	-36%
Peer Group	-1%	+53%	-21%	-12%	-24%
Russell 2000 Index	+11%	+58%	-4%	-2%	-16%
S&P SmallCap 600 Index	+12%	+60%	-3%	-1%	-15%

It is our belief that the Company’s stock is significantly undervalued given Ameron’s long list of positive attributes, which include leading market positions, attractive end markets, valuable joint ventures and a healthy, asset-rich balance sheet.  In order to unlock Ameron’s value potential, however, we believe that the Company must address areas where, in our view, the Company is in need of improvement.  These areas include portfolio management, cost containment, executive compensation, the alignment of interests between management and stockholders, cash management, corporate governance and corporate communications.  We would therefore like to discuss with you a variety of measures that we believe will help address these issues and improve shareholder value for the benefit of all Ameron stockholders.

Portfolio Management

While Ameron has assembled an impressive array of businesses, we believe that the Company should rationalize its portfolio in order to better focus on its core Fiberglass-Composite and Water Transmission businesses.  It is our belief that Ameron has two glaring non-core businesses: TAMCO (Ameron’s 50%-owned steel mini-mill joint venture) and the Company’s Hawaii Infrastructure Division (which manufactures and markets crushed basalt aggregates, ready-mix concrete, concrete pipe, box culverts and utility manholes).  While both of these businesses have strong market positions, we believe that they are outside of the scope of Ameron’s core competencies and would be worth substantially more to a strategic buyer.  We therefore recommend that the Company promptly conduct a thorough review of all strategic alternatives for TAMCO and the Hawaii Infrastructure Division.

9   Footnotes omitted.  Complete copies of all of the Barington Group’s letters are available at www.ourmaterials.com/ameron

Cost Containment

We believe that Ameron should be managing costs more aggressively in this difficult economic environment.  While we acknowledge the cost containment efforts you and your team have made over the last two years, we believe that expenses need to be further reduced.  We note, for example, that during the last twelve month period:

−

Selling, general and administrative (SG&A) expenses relative to sales at Ameron are approximately 18% versus approximately 11% for the Peer Group.

−

Corporate expenses relative to sales at Ameron are approximately 6% versus approximately 2% for the Peer Group.

−

Corporate expenses relative to sales at Ameron are approximately 6% versus approximately 3% for other like-sized industrial conglomerates.

We believe that the Company’s operating units can do more to contain costs, and recommend that the Company employ strict return on capital guidelines on future expenditures to ensure effective expense and capital controls.

Executive Compensation

We also believe that the Company needs to significantly reduce its expenditures in the area of executive compensation.  Given the size of Ameron, the payments to the Company’s executive team, and in particular, to you as its chief executive officer, appear to us to be excessive.  We highlight the following facts:

−

Over the past six years alone, Ameron has paid its top five executives over $77 million in total compensation.

−

As CEO of Ameron, you were paid over $39 million in cumulative compensation from 2004 through 2008.  In contrast, the average cumulative compensation paid to the CEOs of the Peer Group over the same time period was less than $22 million.

−

The cumulative compensation paid to you as CEO of Ameron from 2004 through 2008 is approximately 9% of the Company’s current enterprise value.  In contrast, the average cumulative compensation paid to the chief executives of the Peer Group over the same period is approximately 1% of the Peer Group’s average enterprise value.

−

Ameron’s enterprise value is approximately 12% of the average enterprise value of the Peer Group of companies that the Company’s Compensation Committee utilized for purposes of establishing executive compensation for fiscal 2009.

Not only is the Board’s Compensation Committee using a “peer group” of companies much larger than Ameron to establish its compensation benchmarks, it is also compensating you as CEO in absolute terms significantly more than the average compensation paid to the chief executives in this group of larger companies.  It is therefore not surprising to us that the Company received a “D” grade in the area of pay-for-performance from Glass Lewis & Co. in its 2010 proxy report and that RiskMetrics Group stated in its March 15, 2010 proxy report that there is a “pay-for-performance disconnect at the company.”  RiskMetrics notes that it has repeatedly highlighted “concerns with respect to the Company’s benchmarking practices,” in particular the fact that “Ameron’s selected peer group has a median revenue that is more than three times the revenue of Ameron.”  We therefore strongly recommend that Ameron’s Compensation Committee reduce the pay of its executive officers to bring it in line with compensation paid at similarly sized companies.

Alignment of Interests between Management and Stockholders

Over the past six years, Ameron’s Board of Directors has awarded its executive management team approximately $16.4 million in annual stock grants and awards.  Nevertheless, according to the Company’s most recent proxy statement, Ameron’s executive officers beneficially owned less than 65,000 shares of common stock of the Company as of February 10, 2010, or less than $4.4 million worth of securities.  The discrepancy between these two numbers is primarily explained by the fact that when Ameron’s executive officers are granted equity as part of their compensation package they quickly sell any shares they have been awarded once they vest (despite the fact that a significant portion of their long-term compensation is already paid in cash pursuant to the Company’s Key Executive Long-Term Cash Incentive Plan).  We note, for example, that the Company’s executive management team has sold over $9 million worth of stock in the last 24 months alone.  Similarly, although you were awarded approximately $11.5 million in equity stock grants and awards between 2004 and 2009, you currently beneficially own only 14,213 shares.  We find management’s low level of stock ownership to be unacceptable and indicative of a lack of commitment to the enterprise they run on behalf of stockholders.

These issues, along with the fact that two leading proxy advisory firms have stated that there is a pay-for-performance disconnect at the Company, are of concern to us as they call into question whether management’s interests are properly aligned with the interests of stockholders.  The Corporate Library, an independent provider of corporate governance and compensation information and analysis, raised these issues in its March 2, 2010 profile of the Company, giving the Company a “Very High Concern” rating with respect to its compensation practices.  The Corporate Library concluded in its report that “[o]verall, the company’s compensation programs and the Compensation Committee’s discretionary authority and the lack of company stock ownership requirements raises concerns over the alignment of executive interests with shareholder interests.”

We note that the Company does not have a minimum stock ownership policy for its directors or executive officers, nor has it disclosed a mandatory holding period for stock acquired from restricted stock and other grants after vesting.  To help better align the interests of stockholders and management, it is our belief that the Company should promptly enact these policies in accordance with “best practice” standards established by a leading compensation and governance authority.

Cash Management

We believe that the Company should consider alternative uses for its large cash balances.  According to the Company’s latest Form 10-K filing, as of November 30, 2009, Ameron held over $181 million in cash and cash equivalents.  We believe that Ameron should return excess cash to stockholders, after determining how much cash is needed to maintain an adequate cushion throughout its business cycle and setting aside capital for potential acquisitions to enhance the Company’s core Fiberglass-Composite and Water Transmission businesses.  It is our recommendation that the Company implement an aggressive share buyback program to take advantage of the current trading range of its common stock, and believe that Ameron should be able to reasonably commit at least $50 million to this endeavor.  Such a program should also benefit the Company by enhancing its Return on Equity and Return on Assets, both of which are below average when compared to the Peer Group.

Corporate Governance

It is our belief that the Company needs to improve its corporate governance in a number of areas, including by declassifying the Company’s Board of Directors, employing a majority voting standard for director elections and separating the Chairman and CEO positions.  We note that The Corporate Library has given the Company a “D” rating based upon Ameron’s current governance profile and that a stockholder has put forth a proposal on Ameron’s proxy statement for its 2010 annual meeting that would require the Chairman of the Board to be an independent director.  We join RiskMetrics and Glass Lewis in supporting this proposal, and encourage the Ameron Board to promptly appoint an independent Chairman.

While we support the recent decision of the Company to establish a succession plan for the CEO position, we do not believe that it is appropriate for the Company to wait until your successor has been appointed in 2011 to separate the Chairman and CEO positions and appoint an independent Chairman.  Furthermore, once a new CEO has been appointed and joins the Board, we do not believe that an outgoing CEO should continue to serve as Executive Chairman, Non-Executive Chairman or even as a director of the Company.  As Chairman, you would not be independent, and by retaining an executive position with the Company or a position on the Board, it could limit the ability of your successor to effectively lead the Company and raise confusion among employees as to who is ultimately in charge.

Corporate Communications

We believe that it is important for a public company to have a robust corporate communications program.  It is our belief that the consistent, proactive and accurate articulation of a company’s key investment attributes helps it forge a stronger relationship with the investment community.  This, in turn, can enhance a company’s valuation and improve the liquidity of its stock.

It is our view that the Company’s communication with the investment community has been inadequate.  We note, for example, that Ameron does not conduct quarterly or annual earnings conference calls – a standard practice for almost all exchange listed companies – and that the Company’s management team rarely (if ever) participates in investor conferences or road shows.  We strongly recommend that that the Company address this issue by beginning to hold investor conference calls and taking other steps to augment its communication and interaction with the investment community.

Conclusion

In conclusion, it is our strong belief that addressing the issues outlined above will help improve shareholder value at the Company for the benefit of all Ameron stockholders.  As significant stockholders in the Company, we are confident in the prospects of the Company and are committed to helping Ameron achieve its value potential.  We are therefore available at your convenience to review our suggestions with you in greater detail and answer any questions you may have.

We appreciate the time you and your team have spent with us over the last few months. We also appreciate that the Nomination Committee was willing to interview our suggested candidates for the Board of Directors of the Company.  While we are disappointed that none of our proposed candidates were invited to join the Board, given our relationship with you, we have chosen to forgo running a competing slate of directors at this year’s annual meeting in the hope that we can work with you in our capacity as a significant stockholder to improve the Company’s profitability and share price performance.  As you know, Barington has a long track record of successfully working with management teams and boards of public companies to develop plans to improve shareholder value.  You have seen this first-hand, as we have worked together as directors of A. Schulman, Inc., a company that has become a leader in its field and whose stock recently hit an all time high.

We look forward to hearing from you.

Sincerely yours,

James A. Mitarotonda

Following Barington’s March 2010 Letter, Mr. Marlen would no longer speak with Mr. Mitarotonda.  When Mr. Mitarotonda called Mr. Marlen, he was informed by Mr. Marlen’s assistant that Mr. Marlen was no longer available to speak with him and has instructed her to forward all future calls from Mr. Mitarotonda to another Ameron executive.  Mr. Marlen also sent Mr. Mitarotonda a letter dated March 31, 2010, expressing, among other things, disappointment that Barington made its March 2010 Letter public, which Barington only did so that Ameron’s other stockholders could be aware of Barington’s thoughts with respect to how to improve shareholder value at the Company.

On March 31, 2010, the Company held its 2010 Annual Meeting.  On the ballot was a stockholder-proposed Bylaw amendment that would have required the Chairman of the Board to be an independent director.   Despite the fact that the Board stated in the Company’s 2010 Proxy Statement that this proposed amendment was not in the best interests of the Company and its stockholders, over 67% of the shares voting at the 2010 Annual Meeting rejected the Board’s view and voted in favor of the amendment, according to voting results disclosed by the Company in its Form 8-K filed with the SEC on April 2, 2010.  In spite of overwhelming stockholder support, however, the amendment was not deemed approved, since Ameron permits amendment of its Bylaws by stockholder action only with the affirmative vote of 80% of the outstanding shares of the Company.

On June 25, 2010, the Company filed a current report on Form 8-K.  In the filing, the Company disclosed, among other things, that the Board approved a new stock ownership requirement and retention policy, a suggestion that Barington recommended in its March 2010 Letter.  Among other things, the new policy provides that the CEO shall own and hold a minimum amount of common stock equal in value to a multiple of three (3) times the CEO’s base salary.  This requirement must be satisfied within five (5) years of June 23, 2010 in the case of Mr. Marlen (or within five (5) years of his or her appointment in the case of a new CEO).  The filing also disclosed that the Board had amended the advance notice provisions contained in the Company’s Bylaws to expand the disclosure required from stockholders proposing business or to nominate directors for election at a stockholder meeting.

On July 9, 2010, Barington sent a letter (the “July 2010 Letter”) to Mr. Marlen in response to the announcement that the Ameron Board has amended the Company’s advance notice provisions in its Bylaws.  Barington stated in the letter that it was disappointed to learn that in this challenging economic environment the Board has elected to update its defenses against stockholder initiatives, as Barington believes that it is more crucial for the Board to be spending its time (and the Company’s resources) improving Ameron’s financial and share price performance.  Barington therefore again recommended that the Board implement the measures Barington outlined in its March 2010 Letter.

Barington also stated in the July 2010 Letter that “it is our belief that the Company should exit its non-core TAMCO joint venture and Hawaii Infrastructure business in order to better focus on its core Fiberglass-Composite and Water Transmission businesses” and recommended that “Ameron conduct a thorough review of all strategic alternatives for TAMCO and the Hawaii Infrastructure Division, including the sale to a strategic buyer that may be willing to pay a premium for these businesses.”  The letter also noted that “[w]e continue to believe that the Company needs to improve its corporate governance in a number of areas, including by appointing an independent chairman of the board” and that “the stockholders of Ameron overwhelmingly support this recommendation, as indicated by the fact that over 67% of the shares voting at the 2010 annual meeting voted in favor of a stockholder-proposed Bylaw amendment that would have required the chairman of the board to be an independent director.”

On August 4, 2010, the Company announced that the Ameron Board had amended the Company’s Bylaws to provide for the separation of the offices of Chief Executive Officer and Chairman and for the Chairman of the Board to be independent in accordance with the rules of the New York Stock Exchange.  The Company noted, however, that this provision will not take effect until after the expiration of the Company’s employment agreement with James S. Marlen (which is set to expire in March 2012).

On September 15, 2010, the Company announced the signing of a definitive agreement to sell its 50% ownership of TAMCO to Gerdau Ameristeel US Inc. for $82.5 million in cash (before transaction costs and working capital adjustments), and on October 22, 2010, the Company announced the completion of the sale.  On October 22, 2010, the Company also announced that the Board had declared a special dividend of $3.00 per share of common stock, and approved a $50 million share buyback program (which Barington recommended in its March 2010 Letter).

On November 9, 2010, Barington sent a letter (the “November 2010 Letter”) to the Ameron Board.  In the letter, Barington stated that while it is pleased that the Company followed Barington’s recommendation and sold its ownership interest in TAMCO and will be returning excess cash to stockholders, there is still much more work that needs to be done.  Barington also expressed its concern that action only seems to be taken by Mr. Marlen in response to stockholder pressure.   Barington also stated in the November 2010 Letter that

“[w]e continue to remain convinced that Ameron has a vast value potential that has not been realized and that its stock could appreciate considerably in value if the Company fully implements the operational, strategic and governance recommendations outlined in our March 2010 letter.  Unfortunately, stockholders have yet to hear how Mr. Marlen intends to address these matters, as he and his management team do not hold earnings conference calls and have failed to host an investor conference to present to stockholders their plan to improve shareholder value at Ameron.  It is astonishing to us that you have permitted Mr. Marlen to limit the information provided to stockholders and their ability to ask questions of management for so long.”

In the month of November 2010, Barington learned of the employment of all three of Mr. Marlen’s sons by the Company or one of its joint venture partners in senior positions, which employment, in the case of two of the sons, had not been previously disclosed to the stockholders of Ameron.  By letter dated December 10, 2010 (the “December 2010 Letter”), Barington submitted a request to the Company under Delaware law to obtain information to investigate and communicate with the Company’s stockholders regarding such instances of what Barington believes may be potential wrongdoing or mismanagement at the Company.  In response to the request, the Company’s general counsel informed Barington by letter dated December 16, 2010 that “[t]he Company declines to permit inspection of the documents requested because the [December 2010] Letter does not substantiate a proper business purpose for its demands.”

As the Board does not have an independent Chairman, on December 15, 2010, Barington had one of our senior strategy consultants, who is a former partner at McKinsey & Company, call Barry Williams, a director of Ameron, to ensure that the Board was aware of the serious matters set forth in the December 2010 Letter and to obtain the Board’s assurance that it intended to investigate these matters.  Barington attempted to contact Mr. Williams in particular because he is the newest member of the Board who happens to also be a former McKinsey consultant.  Unfortunately, Mr. Williams did not return the call or otherwise respond.

On January 5, 2011, Barington sent a letter (the “January 2011 Letter”) to the independent directors of Ameron recommending that the Board promptly investigate the matters addressed in Barington’s December 2010 Letter and report its findings to stockholders.  In the January 2011 Letter, Barington also called upon the directors to promptly replace James S. Marlen as the Company’s Chairman, President and Chief Executive Officer as Barington has lost confidence in Mr. Marlen’s leadership abilities and believes that he poses a hindrance to value creation at Ameron.  Barington closed the letter by stating that it hoped the independent directors would follow the advice given by Roel C. Campos, a former Commissioner of the SEC, in his August 15, 2006 speech entitled “How to be an Effective Board Member.”  In the speech, Mr. Campos states that directors should have an open mind when confronted by stockholders, and that a Board should challenge management to explore stockholder claims before adopting a “friend or foe” status.

In response, on January 11, 2011, the independent directors of the Company sent Barington a letter stating that “[t]he Board has full confidence in Mr. Marlen and his team and in Management’s strategic vision for the Company, and we ask that you desist from your uninformed personal criticism of Mr. Marlen.”  In the letter, the independent directors failed to provide any assurance that they had investigated (or intend to investigate) the matters set forth in the December 2010 Letter.  The directors did state, however, that “we believe that strong internal controls and disclosure controls are in place” at Ameron but will nevertheless “double-check our disclosures.”

Lacking confidence in the commitment of the Ameron Board to protect stockholder interests and appoint a successor to Mr. Marlen in “early 2011,” on January 28, 2011, Barington provided the Company with notice of its intention to nominate directors for election to the Board at the 2011 Annual Meeting.

On January 31, 2011, Ameron reported its financial results for the year ended November 30, 2010, announcing net income for the year of $46.3 million, or $5.00 per diluted share.  The Company noted, however, that its earnings for the year included the pretax gain on the sale of TAMCO, the Company’s 50%-owned steel mini-mill, of $48.4 million.  The Company did not announce what Ameron’s “normalized” earnings were for the year, net of one-time gains and extraordinary items.

On February 1, 2011, the Company announced in a Form 8-K filing with the SEC that on January 27, 2011, the Board of Directors revised the Company’s Corporate Governance Guidelines as well as the charters for the Board’s Audit, Compensation and Nominating and Governance Committees.  As part of the revisions, the Company adopted a written policy regarding the review, approval or ratification of certain “related person transactions.”  The Board also designated the Chairman of the Company’s Nominating and Governance Committee to work with Mr. Marlen as Chairman of the Board to develop agendas for each Board meeting and to chair the executive sessions of the Board when they meet outside the presence of Mr. Marlen.  Prior to such time, Ameron did not have a Board member functioning as a permanent “lead” or “presiding” director.

On February 9, 2011, Ameron filed a preliminary proxy statement with the SEC.   In the filing, the Company disclosed, among other things, that Andrew Marlen, the son of CEO James S. Marlen, was employed by TAMCO from 2007 to 2010.  The Company also disclosed that Mr. Marlen’s son John Marlen was employed by the Company from 1997 to 2008 and his son James R. Marlen was hired by the Company in 2009.

INFORMATION ABOUT THE BARINGTON GROUP

We are the Barington Group, which is composed of affiliates of Barington Capital Group.  As of the date of this proxy statement, we collectively beneficially own 124,658 shares of common stock of Ameron, representing more than 1.3% of the outstanding shares based upon 9,251,105 shares of common stock reported by the Company to be outstanding as of January 20, 2011 in its Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on January 31, 2011.

Barington Capital Group, L.P. is an investment management firm that primarily invests in undervalued, small and mid-capitalization companies.  Barington and its principals are experienced value-added investors who have taken active roles assisting public company boards and management teams in designing initiatives to improve shareholder value.

Set forth below is certain additional information regarding James A. Mitarotonda and Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC, Barington Capital Group, L.P. and LNA Capital Corp., which may, among other things, be deemed to be associates of Mr. Mitarotonda or members of a group with Barington.  Members of the Barington Group and the Barington Group nominee shall be deemed to be “participants” in this proxy solicitation as such term is defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended.

Barington Companies Equity Partners, L.P. is a Delaware limited partnership.  The principal business of Barington Companies Equity Partners, L.P. is acquiring, holding and disposing of investments in various companies.  The address of the principal business and principal office of Barington Companies Equity Partners, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019.  Barington Companies Equity Partners, L.P. beneficially owns 124,658 shares of common stock, 100 of which are held of record.

Barington Companies Investors, LLC is a Delaware limited liability company and the general partner of Barington Companies Equity Partners, L.P.  The principal business of Barington Companies Investors, LLC is serving as the general partner of Barington Companies Equity Partners, L.P.  The address of the principal business and principal office of Barington Companies Investors, LLC is 888 Seventh Avenue, 17th Floor, New York, New York 10019.  As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 124,658 shares of the common stock beneficially owned by Barington Companies Equity Partners, L.P.  James A. Mitarotonda is the managing member of Barington Companies Investors, LLC.  The business address of Mr. Mitarotonda is c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019.

Barington Companies Investors, LLC is a majority-owned subsidiary of Barington Capital Group, L.P.  Barington Capital Group, L.P. is a New York limited partnership.  The principal business of Barington Capital Group, L.P. is acquiring, holding and disposing of investments in various companies.  As the majority member of Barington Companies Investors, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 124,658 shares of common stock beneficially owned by Barington Companies Equity Partners, L.P.  The address of the principal business and principal office of Barington Capital Group, L.P. is 888 Seventh Avenue, 17th Floor, New York, New York 10019.

The general partner of Barington Capital Group, L.P. is LNA Capital Corp.  LNA Capital Corp. is a Delaware corporation.  The principal business of LNA Capital Corp. is serving as the general partner of Barington Capital Group, L.P.  The address of the principal business and principal office of LNA Capital Corp. is: c/o Barington Capital Group, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019.  James Mitarotonda is the sole stockholder and director of LNA Capital Corp.  As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 124,658 shares of common stock beneficially owned by Barington Companies Equity Partners, L.P.  As the sole stockholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed to beneficially own the 124,658 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P.  Mr. Mitarotonda disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.  Certain information concerning the officers of LNA Capital Corp. is set forth on Schedule I attached to this proxy statement.

The number of shares of the Company’s common stock beneficially owned and percentage beneficial ownership of the Barington Group nominee as of the date of this proxy statement are as follows:

Barington Group Nominee	Number of Shares Beneficially Owned (1)	Percentage Ownership (2)
James A. Mitarotonda	124,658 (3)	1.3%
Total	124,658	1.3%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage ownership of any other person.  Except as indicated by footnote, and subject to community property laws where applicable, the person named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him.

(2)

Calculated based on 9,251,105 shares of common stock outstanding as of January 20, 2011 as reported in the Company’s Form 10-K filed with the SEC on January 31, 2011.

(3)

Mr. Mitarotonda has sole voting and dispositive power with respect to 124,658 shares owned by Barington Companies Equity Partners, L.P.  Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

The Barington Group nominee is not employed by the Company and is a citizen of the United States.

Except as set forth in this proxy statement or in the annexes hereto, none of the Barington Group, any of the persons participating in this proxy solicitation on behalf of the Barington Group, the Barington Group nominee and, with respect to items (i), (vii) and (viii) of this paragraph, to the best knowledge of the Barington Group, any associate (within the meaning of Rule 14a-1 under the Securities Exchange Act of 1934) of the foregoing persons (i) owns beneficially, directly or indirectly, any securities of the Company, (ii) owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company, (iii) owns any securities of the Company of record but not beneficially, (iv) has purchased or sold any securities of the Company within the past two years, (v) has incurred indebtedness for the purpose of acquiring or holding securities of the Company, (vi) is or has within the past year been a party to any contract, arrangement or understanding with respect to any securities of the Company, (vii) since the beginning of the Company’s last fiscal year has been indebted to the Company or any of its subsidiaries in excess of $120,000 or (viii) has any arrangement or understanding with respect to future employment by the Company or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.  In addition, except as set forth in this proxy statement or in the annexes hereto, none of the Barington Group, any of the persons participating in this proxy solicitation on behalf of the Barington Group, the Barington Group nominee and, to the best knowledge of the Barington Group, any associates of the foregoing persons, has had or is to have a direct or indirect material interest in any transaction or proposed transaction with the Company in which the amount involved exceeds $120,000, since the beginning of the Company’s last fiscal year.

Except as set forth in this proxy statement or in the annexes hereto, the Barington Group nominee, since the beginning of the Company’s last fiscal year, has not been affiliated with (i) any entity that made or received, or during the Company’s current fiscal year proposes to make or receive, payments to or from the Company or its subsidiaries for property or services in excess of five percent of either the Company’s or such entity’s consolidated gross revenues for its last full fiscal year, or (ii) any entity to which the Company or its subsidiaries was indebted at the end of the Company’s last full fiscal year in an aggregate amount exceeding five percent of the Company’s total consolidated assets at the end of such year.  The Barington Group nominee is not or during the Company’s last fiscal year has not been affiliated with any law or investment banking firm that has performed or proposes to perform services for the Company.

Except as set forth in this proxy statement or in the annexes hereto, none of the corporations or organizations in which the Barington Group nominee has conducted his principal occupation or employment was a parent, subsidiary or other affiliate of the Company, the Barington Group nominee does not hold any position or office with the Company or have any family relationship with any executive officer or director of the Company and the Barington Group nominee has not been involved in any proceedings, legal or otherwise, of the type required to be disclosed by the rules governing this solicitation.

Additional information about the Barington Group, parties related thereto and the Barington Group nominee, including information regarding the beneficial ownership of common stock, is set forth in Annex A attached to this proxy statement.

The Barington Group has retained MacKenzie Partners, Inc. (“MacKenzie”) to act as an advisor and to provide consulting and analytic services and solicitation services in connection with this proxy solicitation.  MacKenzie is a proxy service company.  MacKenzie mails documents to stockholders, responds to stockholder questions and solicits stockholder votes for many companies.  MacKenzie does not believe that it or any of its directors, officers, employees, affiliates or controlling persons, if any, is a “participant” in this proxy solicitation or that Schedule 14A requires the disclosure of certain information concerning MacKenzie.  The business address of MacKenzie is 105 Madison Avenue, New York, New York 10016.  MacKenzie has informed the Barington Group that, as of the date of this proxy statement, it does not hold any shares of the Company’s common stock for its own account or for the accounts of others.

AUDITORS

According to information we anticipate will be contained in the Company’s proxy statement, the Audit Committee of the Board of Directors of the Company will likely select PricewaterhouseCoopers LLP as its independent registered public accounting firm to examine the books, records and accounts of the Company and its subsidiaries for the fiscal year ending November 30, 2011, subject to ratification by the stockholders at the 2011 Annual Meeting.  We would anticipate that a member of PricewaterhouseCooopers LLP will be present at the 2011 Annual Meeting to answer questions and to make a statement if he or she desires to do so.

The Barington Companies group recommends that you vote for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2011.  See Proposal No. 2 under “The Proposals.”

SOLICITATION OF PROXIES

The Barington Group has retained MacKenzie to act as an advisor in connection with this proxy solicitation.  In connection with its retention by the Barington Group, MacKenzie has agreed to provide consulting and analytic services and solicitation services with respect to banks, brokers, institutional investors and individual stockholders.  The Barington Group has agreed to pay MacKenzie a fee for its services estimated to be not more than $125,000 and to reimburse MacKenzie for its reasonable out-of-pocket expenses.  The Barington Group has also agreed to indemnify MacKenzie against certain liabilities and expenses in connection with this proxy solicitation, including liabilities under the federal securities laws.  Approximately 25 employees of MacKenzie will engage in the solicitation.  Proxies may be solicited by mail, advertisement, telephone or facsimile or in person.  The nominee may make solicitations of proxies.  Solicitations may be made by persons employed by or affiliated with the members of the Barington Group.  However, no person will receive additional compensation for such solicitation other than MacKenzie.

Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of shares of common stock for which they hold of record and the Barington Group will reimburse them for their reasonable out-of-pocket expenses.

The expenses related directly to this proxy solicitation are expected to aggregate approximately $375,000 and will be borne by the Barington Group.  These expenses include fees and expenses for attorneys, proxy solicitors, printing, postage, filing expenses and other costs incidental to the solicitation.  Of this estimated amount, approximately $200,000 has been spent to date.  The actual costs and expenses could be materially different than the estimated amounts and, in particular, could be substantially higher if for any reason litigation is instituted in connection with the matters related to this proxy statement.

The purpose of the proposals in this proxy statement is to advance the interests of all the Company’s stockholders.  Therefore, the Barington Group believes that its expenses related to this proxy solicitation should be borne by the Company and it intends to seek reimbursement of such expenses from the Company whether or not this proxy solicitation is successful.  The question of reimbursement of the expenses of the Barington Group by the Company will not be submitted to a stockholder vote.

If you have any questions about this proxy solicitation or voting your shares or require assistance, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Toll-Free:  (800) 322-2885

Call collect:  (212) 929-5500

Email:  proxy@mackenziepartners.com

OTHER MATTERS

This proxy solicitation is being made by the Barington Group and not on behalf of the Board of Directors or management of the Company.  The Barington Group is not aware of any other matters to be brought before the Company’s 2011 Annual Meeting, except as set forth herein.  Should other matters be brought before the 2011 Annual Meeting, by having signed and returned the enclosed WHITE proxy card, you will have authorized the persons named as proxies in the enclosed WHITE proxy card to vote on all such matters in their discretion.

It is anticipated that the Company’s proxy statement relating to the 2011 Annual Meeting will contain information regarding the following:

•

Securities ownership of certain beneficial owners and management of the Company (see the section entitled “Voting Securities and Principal Holders Thereof” in the Company’s 2011 Proxy Statement);

•

The committees of the Board of Directors (see the section entitled “The Board and its Committees – Committees of the Board” in the Company’s 2011 Proxy Statement);

•

The meetings of the Board of Directors and all committees thereof (see the section entitled “The Board and its Committees” in the Company’s 2011 Proxy Statement);

•

The business background and employment biographies of the Company’s nominees for election to the Board of Directors (see the section entitled “The Board and its Committees – Information as to Nominees and Continuing Directors” in the Company’s 2011 Proxy Statement);

•

The Compensation Discussion and Analysis section, the tabular disclosure regarding the compensation of the Company’s NEOs and the accompanying narrative disclosure (see the sections entitled “Compensation Discussion and Analysis,” “Executive Compensation” and other relevant disclosures in the Company’s 2011 Proxy Statement);

•

The compensation and remuneration paid and payable to the Company’s directors (see the section entitled “The Board and its Committees – Director Compensation” in the Company’s 2011 Proxy Statement);

•

Additional information regarding the services provided to the Company by PricewaterhouseCoopers LLP (see the section entitled “Proposal for Ratification of Appointment of Independent Registered Public Accounting Firm” in the Company’s 2011 Proxy Statement); and

•

The deadline for receipt of stockholder proposals (see the section entitled “Miscellaneous – Stockholder Proposals” in the Company’s 2011 Proxy Statement).

The Company’s stockholders should refer to the Company’s 2011 Proxy Statement in order to review this disclosure.  Upon request to our proxy solicitor MacKenzie, we will provide a copy of these disclosures without charge to each person to whom our proxy statement is delivered.  MacKenzie’s contact information appears on page 22 of this proxy statement.

The Barington Group accepts no responsibility for any information set forth in any such filings not provided by the Barington Group.

INFORMATION REGARDING THE COMPANY

The information concerning the Company contained in this proxy statement has been taken from or is based upon documents and records on file with the SEC and other publicly available information.  The Barington Group has no knowledge that would indicate that statements relating to the Company contained in this proxy statement in reliance upon publicly available information are inaccurate or incomplete.

ADDITIONAL INFORMATION

The information concerning the Company contained in this proxy statement has been taken from, or is based upon, publicly available information.  Although the Barington Group does not have any information that would indicate that any information contained in this proxy statement concerning the Company is inaccurate or incomplete, the Barington Group has not independently verified the accuracy or completeness of such publicly available information.

VOTING PROCEDURES

Who is entitled to vote?

If the Company’s stock records show that you are a stockholder as of the close of business on February 15, 2011, the record date for the 2011 Annual Meeting, you are entitled to vote the shares of common stock that you held on such date.  Even if you sell your shares after February 15, 2011, you will retain the right to execute a proxy in connection with the 2011 Annual Meeting.  Every stockholder is entitled to one vote for each share of common stock registered in his or her name at the close of business on the record date, except that stockholders may cumulate their votes in the election of directors and distribute votes among nominees as they may determine.  If a stockholder votes “FOR” our nominee, the proxy holders will allocate all votes in favor of the election of our nominee.

Can I attend the meeting?

All stockholders of record of the Company’s common stock at the close of business on February 15, 2011, or their designated proxies, are authorized to attend the 2011 Annual Meeting.  If your shares are held of record by a bank, broker or other nominee, you will need to obtain a “legal proxy” form from your bank, broker or other nominee issued in your name if you wish to vote at the 2011 Annual Meeting.

What constitutes a quorum?  How will abstentions and broker non-votes be counted?

The holders of a majority of the Company’s common stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the 2011 Annual Meeting.  Broker non-votes are proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote.  Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business but will have the same effect as votes cast against the proposal.  As no proposal at the Company’s 2011 Annual Meeting will be routine, brokers will not vote any shares using their discretionary power, as such, there will be no broker non-votes.

What vote is required?

Assuming a quorum is present in person or by proxy at the 2011 Annual Meeting:

•

The two nominees for director receiving the greatest number of votes cast will be elected. Abstentions are not counted for purposes of election of directors.

•

To be ratified, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm must receive the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the 2011 Annual Meeting.   Abstentions have the effect of negative votes.

•

To be approved, the non-binding resolution to approve the compensation of the Company’s Named Executive Officers must receive the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the 2011 Annual Meeting.   Abstentions have the effect of negative votes.

•

To be approved as the frequency with which stockholders of the Company shall be entitled to have an advisory vote on executive compensation, the choice among the four choices included in the non-binding resolution which receives the highest number of votes will be deemed the choice of the stockholders.

How do I vote?

Voting by proxy for holders of shares registered in the name of a brokerage firm or bank.  If your shares are held by a broker, bank or other nominee (i.e., in “street name”), only your bank or broker can give a proxy with respect to your shares.  You should receive a proxy card from your bank or broker which you must return in the envelope provided in order to have your shares voted.  If you have not received a proxy card from your bank or broker, you may contact it directly to provide it with instructions on how you wish to vote.  Telephone and internet voting may be available, please refer to your proxy card for instructions.  If you need assistance in dealing with your bank or broker, please call MacKenzie toll-free at (800) 322-2885 or collect at (212) 929-5500.

Voting by proxy for holders of shares registered directly in the name of the stockholder.  If you hold your shares in your own name as a holder of record, you may vote your shares by marking, signing, dating and mailing the WHITE proxy card in the postage-paid envelope that has been provided to you by the Barington Group.  To vote your shares in accordance with your instructions at the 2011 Annual Meeting, we must receive your proxy as soon as possible but, in any event, prior to the 2011 Annual Meeting.

Vote in person.  If you are a registered stockholder and attend the 2011 Annual Meeting you may deliver your completed WHITE proxy card in person.  “Street name” stockholders who wish to vote at the 2011 Annual Meeting will need to obtain a “legal proxy” form from the broker, bank or other nominee that holds their shares of record and must bring that document to the meeting in order to vote in person at the 2011 Annual Meeting.  If you need assistance, please call MacKenzie toll-free at (800) 322-2885 or collect at (212) 929-5500.

The two nominees receiving the highest number of votes cast at the 2011 Annual Meeting will be elected.  There is cumulative voting in the election of directors. This means that each holder of common stock present at the 2011 Annual Meeting, either in person or by proxy, will have an aggregate number of votes in the election of directors equal to two (the number of persons nominated for election as directors) multiplied by the number of shares of common stock held by such stockholder on the record date. The resulting aggregate number of votes may be cast by the stockholder for the election of any single nominee, or the stockholder may distribute such votes between the nominees.  The named proxy holders will cumulate and allocate all votes in favor of our nominee.

What should I do if I receive a proxy card which is not WHITE?

If you submit a proxy to us by signing and returning the enclosed WHITE proxy card, do NOT sign or return the GOLD proxy card or follow any voting instructions provided by the Company’s Board of Directors unless you intend to change your vote, because only your latest-dated proxy will be counted.

Can I revoke my proxy instructions?

You may revoke your proxy at any time before it has been exercised by:

•

submitting a written revocation to the Corporate Secretary of the Company or MacKenzie;

•

submitting a duly executed proxy bearing a later date to the Corporate Secretary of the Company or MacKenzie; or

•

appearing in person and voting by ballot at the 2011 Annual Meeting as described above under “How do I vote? -- Vote in Person.”

Any stockholder who is a stockholder of record as of February 15, 2011, the record date of the 2011 Annual Meeting, and who attends the 2011 Annual Meeting, may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the 2011 Annual Meeting will NOT constitute revocation of a previously given proxy.

If you choose to revoke a proxy by giving written notice or a later-dated proxy to the Corporate Secretary of the Company, although you are not legally obligated to do so, we would appreciate if you would assist us in representing the interests of stockholders on an informed basis by sending us a copy of your revocation or proxy or by calling MacKenzie toll-free at (800) 322-2885 or collect at (212) 929-5500.  Remember, your latest-dated proxy is the only one that counts.

Will other matters be voted on at the annual meeting?

We are not now aware of any matters to be presented at the 2011 Annual Meeting other than the election of directors, the ratification of the Company’s independent registered public accounting firm, the advisory vote on executive compensation and the advisory vote on frequency of the vote on executive compensation.  If any other matters not described in this proxy statement are properly presented at the 2011 Annual Meeting, including matters incidental to the conduct of the 2011 Annual Meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

If I plan to attend the annual meeting, should I still submit a proxy?

Whether you plan to attend the 2011 Annual Meeting or not, we urge you to submit the WHITE proxy.  Returning the enclosed WHITE proxy card will not affect your right to attend the 2011 Annual Meeting.

How will my shares be voted?

If you give a proxy on the accompanying WHITE proxy card, your shares will be voted as you direct.  If you submit a proxy to us without instructions, the named proxy holders will vote your shares in favor of each of the proposals provided herein.  Submitting a WHITE proxy card will entitle the named proxy holders to vote your shares in accordance with their discretion on matters not described in this proxy statement that may arise at the 2011 Annual Meeting, including matters incident to the conduct of the 2011 Annual Meeting.  Unless a proxy specifies otherwise, it will be presumed to relate to all shares held of record on February 15, 2011, the record date for the 2011 Annual Meeting, by the person who submitted it.  If a stockholder votes “FOR” our nominee, our proxies will cumulate and allocate all votes in favor of the election of James A. Mitarotonda.

How can I receive more information?

If you have any questions about giving your proxy or about our solicitation, or if you require assistance voting your shares, please call MacKenzie toll-free at 1-800-322-2885 or collect at 1-212-929-5500.

Your vote is important.  No matter how many or how few shares you own, please vote to elect the Barington Group nominee by marking, signing, dating and mailing the enclosed WHITE proxy card promptly.  Please also vote FOR ratification of the Company’s independent registered public accounting firm, AGAINST the advisory vote on executive compensation, and FOR a 1 YEAR frequency on the advisory vote regarding the frequency of the vote stockholders shall have on executive compensation.

Dated: February 25, 2011

Sincerely,

Your Fellow Stockholders:

THE BARINGTON GROUP

SCHEDULE I

Officers of LNA Capital Corp.

Name and Position	Principal Occupation	Principal Business Address

James A. Mitarotonda Chairman, President, CEO and Treasurer	Chairman and Chief Executive Officer of Barington Capital Group, L.P.	888 Seventh Avenue 17th Floor New York, NY 10019

Jared L. Landaw Secretary	Chief Operating Officer and General Counsel of Barington Capital Group, L.P.	888 Seventh Avenue 17th Floor New York, NY 10019

ANNEX A

TRANSACTIONS IN COMMON STOCK BY THE BARINGTON GROUP

The following tables set forth information with respect to all transactions in shares of common stock, including shares of common stock subject to listed American style call and put options, of the Company by the Barington Group during the past two years.  Except as set forth below, to the knowledge of the Barington Group, no participant in this solicitation or the Barington Group nominee has purchased or sold securities of the Company within the past two years.

TRANSACTIONS IN SECURITIES OF
AMERON INTERNATIONAL CORPORATION
DURING THE PAST TWO YEARS BY
BARINGTON COMPANIES EQUITY PARTNERS, L.P.

Common stock purchased and sold by Barington
Companies Equity Partners, L.P.

Date of Purchase or Sale	Shares of Common Stock Purchased or (Sold)
12/18/09	2,500
12/22/09	2,500
12/29/09	5,000
12/30/09	8,700
12/31/09	2,500
01/04/10	5,000
01/05/10	5,000
01/06/10	7,500
01/07/10	3,660
01/08/10	1,326
01/11/10	6,961
01/12/10	5,000
01/13/10	1,946
01/14/10	5,000
01/15/10	7,500
01/19/10	3,011
01/20/10	10,000
01/21/10	5,000
01/22/10	2,500
01/25/10	501
01/26/10	2,500
01/27/10	3,300
01/28/10	1,500
01/29/10	2,900
02/01/10	1,650
03/19/10	1,000
05/17/10	(100)
05/18/10	(2,269)
05/25/10	5,295
06/07/10	2,000
07/15/10	2,000

Date of Purchase or Sale	Shares of Common Stock Purchased or (Sold)
08/12/10	2,000
08/13/10	2,000
09/16/10	2,000
09/22/10	1,000
09/24/10	(800)
10/21/10	1,577
12/22/10	2,000
1/31/11	4,000

All purchases of common stock were funded by working capital which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

Options with respect to common stock purchased and sold by
Barington Companies Equity Partners, L.P.

Date	Transaction Type	Type	Quantity	Exercise Price	Expiration Date	Unit Price	Cost (*)
12/16/09	Sell to Open	Put	(500)	$50.00	03/19/10	$1.85	$92,500.00
01/21/10	Buy to Close	Put	500	$50.00	03/19/10	$0.50	($25,000.00)
03/30/10	Buy to Open	Call	51	$70.00	03/30/10	$1.70	($8,650.11)
03/31/10	Sell to Open	Put	(250)	$50.00	09/18/10	$1.70	$42,500.00
04/07/10	Sell to Open	Put	(100)	$55.00	06/19/10	$1.25	$12,500.00
04/12/10	Sell to Open	Put	(100)	$50.00	09/18/10	$1.75	$17,500.00
04/30/10	Sell to Open	Call	(100)	$75.00	06/19/10	$1.75	$17,500.00
05/12/10	Sell to Open	Put	(100)	$60.00	06/19/10	$0.60	$6,000.00
05/14/10	Sell to Open	Call	(32)	$85.00	09/18/10	$1.36	$4,360.00
05/14/10	Sell to Open	Put	(32)	$55.00	09/18/10	$1.93	$6,176.00
06/15/10	Buy to Close	Call	32	$85.00	09/18/10	$0.60	($1,920.00)
06/15/10	Buy to Close	Put	32	$55.00	09/18/10	$3.10	($9,920.00)
06/16/10	Buy to Close	Put	100	$60.00	06/19/10	$0.25	($2,500.00)
06/30/10	Sell to Open	Put	(100)	$55.00	08/21/10	$1.84	$18,430.00
08/04/10	Sell to Open	Call	(100)	$70.00	09/18/10	$1.55	$15,500.00
08/11/10	Buy to Close	Call	100	$70.00	09/18/10	$0.45	($4,500.00)
08/12/10	Sell to Open	Put	(1)	$50.00	09/18/10	$1.00	$100.00
09/01/10	Buy to Close	Put	250	$50.00	09/18/10	$0.28	($7,097.50)
09/09/10	Sell to Open	Call	(93)	$65.00	10/16/10	$1.30	$12,090.00
09/15/10	Buy to Close	Call	93	$65.00	10/16/10	$1.70	($15,810.00)
09/20/10	Sell to Open	Put	(110)	$55.00	11/20/10	$1.50	$16,500.00
09/20/10	Sell to Open	Put	(203)	$50.00	12/18/10	$1.00	$20,300.00
11/15/10	Sell to Open	Put	(100)	$62.00	03/19/11	$2.75	$27,500.00
12/15/10	Sell to Open	Put	(200)	$65.00	03/19/11	$1.00	$20,000.00
1/25/11	Sell to Open	Put	(300)	$62.00	03/19/11	$0.84	$25,155.00
2/23/11	Sell to Open	Put	(100)	$62.00	03/19/11	$0.70	$7,000.00

All purchases of Options to purchase common stock were funded by working capital which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

* Excludes commissions and other execution-related costs.

ANNEX B

OWNERSHIP OF COMMON STOCK

Each share of common stock is entitled to one vote on each of the proposals, subject to the cumulation of votes in the election of directors, and the common stock is the only class of securities of the Company entitled to vote on the proposals.  According to the Company’s Form 10-K filed with the SEC on January 31, 2011, as of January 20, 2011 there were 9,251,105 shares of common stock outstanding.

The following table sets forth the share ownership of all persons who, to the knowledge of the Barington Group, beneficially own more than 5% of the outstanding shares of common stock as of February 4, 2011 and of the executive officers and directors of the Company as of February 2, 2011, as disclosed in the Company’s 2011 preliminary proxy statement filed with the SEC on February 9, 2011. Unless otherwise indicated, each beneficial owner has sole power to vote and dispose of the shares set forth in the table.

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	804,300 (1)	8.69

Invesco Ltd. 1555 Peachtree Street NE Atlanta, Georgia 30309	666,501 (2)	7.20

Advisory Research, Inc. 180 North Stetson, Suite 5500 Chicago, Illinois 60601	562,043 (3)	6.08

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	508,049 (4)	5.49

Dreman Value Management, L.L.C. 777 South Flagler Drive, Suite 800 - West Tower West Palm Beach, Florida 33401	476,526 (5)	5.15

(1) This information, of which the Company does not have direct knowledge, has been derived from a Schedule 13F filed with the SEC on November 12, 2010. Based upon information contained in the filing, T. Rowe Price Associates, Inc. has sole voting and dispositive power with respect to 276,200 of these shares, respectively, and beneficially owns, 804,300 of these shares.

(2) This information, of which the Company does not have direct knowledge, has been derived from a Schedule 13F filed with the SEC on November 15, 2010. Based upon the information contained in the filing, Invesco PowerShares Capital Management has sole voting and dispositive power with respect to, and beneficially owns, 666,428 of these shares. Van Kampen Asset Management has sole and dispositive power with respect to, and beneficially owns, 73 of these shares.

(3) This information, of which the Company does not have direct knowledge, has been derived from a Schedule 13F filed with the SEC on November 12, 2010. Based upon the information contained in the filing, Advisory Research, Inc. has sole voting power and dispositive power with respect to, and beneficially owns, 562,043 of these shares.

(4) This information, of which the Company does not have direct knowledge, has been derived from a Schedule 13G filed with the SEC on February 3, 2011. Based upon the information contained in the filing, BlackRock, Inc. has sole voting power and dispositive power with respect to, and beneficially owns, 508,049 of these shares.

(5) This information, of which the Company does not have direct knowledge, has been derived from a Schedule 13F filed with the SEC on November 15, 2010. Based upon the information contained in the filing, Dreman Value Management, L.L.C. has sole voting power and dispositive power with respect to 71,061 shares, shared voting with respect to 7,456 shares, voting authority with respect to 398,009 shares, and beneficially owns, 476,526 of these shares.

Security Ownership of Directors and Management

(a) Name(1)	(b) Number of Shares Beneficially Owned (2)	(c) Number of Vested Shares Held in Trust Under 401(k) Plan	(d) Number of Shares Subject to Rights to Acquire Beneficial Ownership (3)	(e) Percent of Class (3)

DIRECTORS:
David Davenport	6,550	-	-	*
J. Michael Hagan	15,253	-	5,101	*
Terry L. Haines	23,030	-	2,250	*
William D. Horsfall	6,300	-	-	*
John E. Peppercorn	26,200	-	12,000	*
Barry L. Williams	1,800	-	-	*

NAMED EXECUTIVE OFFICERS:
James S. Marlen	28,484	175	-	*
Gary Wagner	38,744 (4)	-	-	*
James R. McLaughlin	7,488	240	-	*
Mark J. Nowak	6,126	944	-	*
Ralph S. Friedrich	2,998	-	-	*

DIRECTORS AND EXECUTIVE OFFICERS, AS A GROUP (16 persons)	170,413	2,851	19,351	1.84%

*   Less than 1%

(1)  Unless otherwise indicated, the address of each person or group is c/o Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101.

(2)  Each individual has sole voting power and sole investment power over the shares listed in Column (b), except as otherwise noted. The amounts in column (b) include the amounts further described in columns (c) and (d).

(3)  The amounts in Column (d) consist of shares subject to stock options which could be exercised by April 3, 2011. These shares are deemed to be outstanding and beneficially owned for purposes of calculating the Percent of Class in Column (e).

(4)  Mr. Wagner and his wife share voting and investment power with respect to 18,360 of these shares.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS	AMER01	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

WHITE PROXY

WHITE PROXY CARD AMERON INTERNATIONAL CORPORATION

Vote on Directors

The Barington Group recommends a vote FOR the nominee	For	Withhold
1. ELECTION OF DIRECTORS Nominee: James A. Mitarotonda (The named proxy holders will cumulate and allocate all votes in favor of the election of the nominee)	□	□

Vote on Proposals
The Barington Group recommends a vote FOR the following proposal:	For	Against	Abstain
2. Ratify the appointment of PricewaterhouseCoopers LLP, as independent registered public accountants	□	□	□

The Barington Group recommends a vote AGAINST the following proposal:	For	Against	Abstain

3.

Non-binding resolution to approve the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2011 proxy statement

□	□	□

The Barington Group recommends a vote for 1 YEAR:	1 Year	2 Years	3 Years	Abstain
4. Non-binding resolution to determine the frequency (whether annual, biennial or triennial) with which stockholders of the Company shall be entitled to have an advisory vote on executive compensation	□	□	□	□

NOTE:

Please sign exactly as name appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or Guardian, please give full title as such.  If signer is a corporation, please sign full corporate name by duly authorized officer.

Please indicate if you plan to attend this meeting.	Yes □	No □

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING
OF
AMERON INTERNATIONAL CORPORATION

Wednesday, March 30, 2011
 The Pasadena Hilton Hotel
10:00 a.m.
The California Ballroom
168 South Los Robles Avenue
Pasadena, CA 91101

Your vote is very important. Please detach the proxy card below, and sign, date and mail it using the enclosed reply envelope, at your earliest convenience, even if you plan to attend the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.ourmaterials.com/ameron.

AMER02

WHITE PROXY CARD
P R O X Y

Ameron International Corporation
245 South Los Robles Avenue, Pasadena, California 91101

THIS PROXY IS SOLICITED ON BEHALF OF

THE BARINGTON GROUP

The undersigned hereby appoints James A. Mitarotonda, Jared L. Landaw and Edward T. Rose, and each of them, with full power of substitution in each, as proxies to vote all the shares of Ameron International Corporation (“Ameron”) Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held March 30, 2011, and at any adjournments thereof, upon the matters stated on the reverse side, as specified, and in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the matter directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR Proposals 1 and 2, AGAINST Proposal 3 and 1 YEAR for Proposal 4. If a stockholder votes “FOR” our nominee, our proxies will cumulate and allocate all votes in favor of the election of James A. Mitarotonda.

(continue on reverse side)